Exhibit 99.1

WAUSAU PAPER REPORTS THIRD-QUARTER RESULTS

MOSINEE, WI – October 28, 2013 – Wausau Paper (NYSE:WPP) reported:

•

Sequentially improved adjusted per share net loss of $0.02

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Strong case volume growth of 7.4%

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Intent to return 50% of free cash flow to shareholders over time

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Full-year 2014 guidance of 6% volume growth; $65-$70MM EBITDA

Financial Results

•

On a reported basis, third-quarter 2013 results from continuing operations were a net loss of $0.04 per share.  Excluding special items, the adjusted net loss from continuing operations was $0.02 per share, improved sequentially from the net loss from continuing operations, excluding special items, of $0.05 per share for the three months ended June 30, 2013.

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Net sales increased 5.6 percent to $91.7 million in the third quarter of 2013 compared to $86.8 million in the third quarter of 2012, and 4.6 percent compared to $87.6 million in the second quarter of 2013.

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Results of continuing operations reflect the impact of the Harrodsburg, Kentucky, manufacturing and converting operations as the facility continues to advance along the anticipated start-up curve and transition inventory in support of the launch of new products.

Case Volume Growth of 7.4%

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Third-quarter volume of cases shipped increased 7.4 percent in 2013 compared to the same period in 2012, with all-time record cases shipped for the Company of over 4,358,000.

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The Company launched an additional four new products in its Green SealTM DublNature® family of premium away-from-home towel and tissue products produced from its new ATMOS technology-enabled Harrodsburg paper machine in the third quarter.  The Company has now introduced a total of 20 new tissue, roll and folded towel products to the market since May 2013.

Rightsizing

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To scale various support processes following the exit of the specialty paper business, the Company will be further reducing overall salaried staffing levels, including a 55 percent reduction in Wisconsin-based staffing. Overall salaried staffing level reductions will approach 20 percent by the end of 2013.

Policy for Return of Capital to Shareholders

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As previously announced, after a thorough review of its expected cash flows and capital allocation policies, the Company has established a targeted return of capital percentage of 50 percent of its free cash flow, which the Company defines as net cash flow provided by operating activities less payments for property and equipment. This policy of a greater return of capital to shareholders reflects the Company’s confidence in its strategy and long-term business outlook as well as a commitment to delivering value to our shareholders.

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The return of capital is expected to take the form of dividends, share repurchases, or a combination of both. The timing and amount of dividends or share repurchases will be determined by the Company based on expected cash flows, pro forma leverage levels and obligations under credit agreements, evaluation of market conditions, trading price of the stock, and other factors. The Company’s capital allocation and return policies will continue to be subject to regular review by the Board.

Henry C. Newell, president and CEO, commented, “Third-quarter results demonstrate continued progress on our strategic repositioning efforts and our first quarter as a 100 percent tissue company. We are delivering on our growth commitments with 7.4 percent case volume growth in the third quarter and continue to make progress in optimizing our ramp up plan. We expect strong case volume growth and continued EBITDA margin expansion in the fourth quarter of 2013.”

Outlook

In the fourth quarter of 2013, we expect case volume growth of approximately 6 percent.  As a result of a modified sequencing of premium product introductions to the market, we are now expecting an adjusted EBITDA range of between $13 million and $15 million in the fourth quarter of this year, representing an adjusted EBITDA margin in a range of 14 to 16 percent, up from 11.5 percent in the third quarter of 2013, and adjusted net earnings per share from continuing operations of $0.01 to $0.03.

For the full year 2014, we expect to achieve 6 percent annual sales volume growth; EBITDA in a range of $65 to $70 million, with EBITDA margins of 17 to 19 percent; and net earnings per share from continuing operations of $0.21 to $0.28, with the EBITDA in fourth quarter of 2014 in a range of $20 to $24 million and EBITDA margins of between 20 and 24 percent. We anticipate 2014 fourth-quarter net earnings from continuing operations of between $0.10 to $0.13 per share. In 2014, we expect the first half of the year to be pressured by seasonality in demand, a Middletown, Ohio, maintenance outage and production trials supporting the launch of our new to the market Artisan® products.

2013 THIRD-QUARTER AND NINE-MONTH RESULTS

Continuing Operations

The following third-quarter and nine-month discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings and adjusted net loss. These presentations are not in accordance with generally accepted accounting principles (GAAP). The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Excluding special items, the third quarter resulted in an adjusted net loss of $0.9 million, or $0.02 per share. Prior-year third-quarter performance, excluding special items, was adjusted net earnings of $1.7 million, or $0.03 per share. On a reported basis, the third quarters of 2013 and 2012 were net losses of $0.04 per share and $0.03 per share, respectively.

The first nine months of 2013, excluding special items, resulted in an adjusted net loss of $7.1 million, or $0.14 per share, compared to prior-year nine-month net earnings, excluding special items, of $7.2 million, or $0.15 per share.

Due to the significant investment of capital and resources connected with the Company’s Tissue expansion project, comparability of quarter-over-quarter and year-over-year after-tax net results, excluding special items, has been impacted by:

(in millions, except per share data)	Three Month After-Tax Impact		Nine Month After-Tax Impact
	$	Per share	$	Per share
Startup, outage and inventory transition costs	$0.1	$0.00	$5.4	$0.11
Incremental depreciation/interest expense	$2.4	$0.05	$7.6	$0.15

On a continuing operations basis, adjusted EBITDA and EBITDA margin for the third quarters of 2013 and 2012 were $10.6 million, or 11.5 percent, and $12.0 million, or 13.8 percent, respectively. On a year-to-date basis, adjusted EBITDA and EBITDA margin was $25.3 million, or 9.8 percent in 2013 compared to $37.2 million, or 14.4 percent in 2012.

Third-quarter net sales for 2013 were $91.7 million, increasing 4.6 percent from the second quarter of 2013 and 5.6 percent compared to $86.8 million reported for the third quarter of 2012. On a year-to-date basis, net sales increased slightly to $257.5 million in 2013 compared to $257.2 million in 2012.

As expected, case shipment volume increased as the new line of premium DublNature® products was made available to the away-from-home market in the second quarter. In total, volume in the third quarter improved 7.4 percent over the prior-year period, resulting in year-to-date growth of 3.4 percent. After being down approximately 1 percent in the first half of 2013 compared to the same period in 2012, volume in strategic product categories improved more than 7 percent over the prior-year third quarter, resulting in growth of nearly 2 percent in the nine-month year-over-year comparison. Volume in the support product categories continued to be strong, increasing nearly 8 percent over the prior-year’s third quarter and approximately 5 percent over the comparable nine-month periods.

Discontinued Operations

During the second quarter of 2013, the Company completed the sale of its specialty paper business, including its manufacturing facilities in Mosinee and Rhinelander, Wisconsin. This transaction, combined with the first quarter closure of the technical specialty paper mill in Brainerd, Minnesota, results in the Company’s former Paper segment being reclassified as a discontinued operation and therefore is presented separately from continuing operations in all periods presented in the condensed consolidated statements of operations.

For the third quarter of 2013, discontinued operations resulted in a loss, net of tax, of $0.8 million, or $0.02 per share, compared to a loss of $3.7 million, net of tax, or $0.08 per share, for the third quarter of 2012. Included in the loss, net of tax, in the third quarter of 2013 are after-tax closure-related costs of $0.9 million, or $0.02 per share.

For the first nine months of 2013, discontinued operations, net of tax, resulted in a net loss of $66.9 million, or $1.35 per share. In addition to closure-related costs recorded in the third quarter of 2013, nine-month results include an impairment charge of $40.2 million, net of tax, or $0.81 per share and after-tax closure-related costs of $2.7 million, or $0.05 per share related to the sale of the Company’s specialty paper business, $28.6 million, or $0.58 per share, in after-tax charges related to the closure of the Brainerd mill offset by after-tax results of operations of $5.5 million, or $0.11 per share. The prior-year nine-months included a gain on the sale of the business of $7.7 million, net of tax, or $0.16 per share, and net loss from operations of $2.8 million, net of tax, or $0.06 per share.

CONFERENCE CALL

Wausau Paper’s third-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on Tuesday, October 29, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com.  A replay of the webcast will be available at the same site through November 5.

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2012. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Wausau Paper

Quarter Ended September 30, 2013

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (Unaudited) (Note 1)	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Net sales	$91,663	$86,811	$257,480	$257,221
Cost of sales	78,290	71,475	223,018	208,369
Gross profit	13,373	15,336	34,462	48,852
Selling & administrative expenses	13,557	17,108	39,265	48,909
Operating loss	(184)	(1,772)	(4,803)	(57)
Interest expense	(1,972)	(649)	(6,840)	(2,358)
Other expense, net	(10)	(12)	(15)	(39)
Loss from continuing operations before income taxes	(2,166)	(2,433)	(11,658)	(2,454)
(Credit) provision for income taxes	(132)	(832)	8,703	(659)
Loss from continuing operations	(2,034)	(1,601)	(20,361)	(1,795)
(Loss) earnings from discontinued operations, net of taxes	(818)	(3,708)	(66,922)	4,929
Net (loss) earnings	$(2,852)	$(5,309)	$(87,283)	$ 3,134

Net (loss) earnings per share (basic and diluted):
Continuing operations	$ (0.04)	$ (0.03)	$ (0.41)	$ (0.04)
Discontinued operations	(0.02)	(0.08)	(1.35)	0.10
Net (loss) earnings per share*	$ (0.06)	$ (0.11)	$ (1.77)	$ 0.06

Weighted average shares outstanding-basic and diluted	49,431	49,323	49,398	49,309

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	September 30,	December 31,
	2013	2012
Current assets	$103,038	$166,856
Property, plant, and equipment, net	293,882	460,656
Other assets	105,802	73,203
Assets of discontinued operations	10,561	–
Total Assets	$513,283	$700,715

Current liabilities	$ 62,854	$ 98,186
Long-term debt	150,000	196,200
Other liabilities	157,096	199,995
Liabilities of discontinued operations	3,123	833
Stockholders' equity	140,210	205,501
Total Liabilities and Stockholders' Equity	$513,283	$700,715

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Nine Months
	Ended September 30,
	2013	2012
Cash flows from operating activities:
Net (loss) earnings	$(87,283)	$ 3,134
Provision for depreciation, depletion, and amortization	71,990	34,455
Gain on sale of business	–	(12,535)
Impairment of long-lived assets	63,712	2,075
Non-cash inventory, spare parts and other writedowns	6,653	–
Deferred income taxes	(23,097)	4,603
Other non-cash items	1,582	2,055
Changes in operating assets and liabilities:
Receivables	(1,235)	8,587
Inventories	(3,420)	26,966
Other	(34,206)	(37,996)
Net cash (used in) provided by operating activities	(5,304)	31,344

Cash flows from investing activities:
Capital expenditures	(29,457)	(110,346)
Grants received for capital expenditures	–	236
Proceeds from sale of business	105,067	20,837
Proceeds from sale of assets	1,243	4,777
Net cash provided by (used in) investing activities	76,853	(84,496)

Cash flows from financing activities:
Net payments of commercial paper	(40,700)	6,350
Borrowings under credit agreement	65,000	3,000
Payments under credit agreement	(70,500)	(3,000)
Issuances of notes payable	–	50,000
Payments under industrial development bond agreement	–	(19,000)
Proceeds from stock option exercises	406	–
Dividends paid	(4,446)	(4,438)
Net cash (used in) provided by financing activities	(50,240)	32,912

Net increase (decrease) in cash and cash equivalents	$ 21,309	$(20,240)

Note 1.

On June 26, 2013, we completed the sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill.  The sale generated a pre-tax impairment charge of $63.7 million, which is recorded in loss from discontinued operations in the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2013.  Included in the impairment charge is a net pre-tax credit of approximately $5.9 million related to pension and other postretirement plan settlements, curtailments, and special termination benefits resulting from the sale transaction.  Additionally, discontinued operations includes pre-tax expenses related to severance and benefits, contract termination costs, and other associated closure costs totaling $1.4 million and $5.7 million, respectively, in the three and nine months ended September 30, 2013.  We expect to incur additional pre-tax closure charges of approximately $1.4 million, with approximately $0.4 million expected to be incurred in the fourth quarter of 2013.

In February 2013, we announced the planned closure of our technical specialty paper mill in Brainerd, Minnesota.  The Brainerd mill closed on March 29, 2013, and impacted approximately 130 employees.  Included in loss from discontinued operations in the Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2013, are $0.4 million and $45.4 million in pre-tax closure charges, respectively.  The charges for the nine months ended September 30, 2013 are primarily a result of accelerated depreciation on mill assets, an adjustment of mill inventory and spare parts to net realizable value, severance and benefit continuation costs, and other associated closure costs. No significant additional closure charges are anticipated.

In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill.  The sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment closed on January 31, 2012, generating proceeds of $20.5 million and a pre-tax gain of $12.2 million.  We permanently ceased papermaking operations at the mill on February 10, 2012.

We determined that the sale of the specialty paper business, and closure of the Brainerd and Brokaw mills, all met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations". The results of operations of the specialty paper business, Brainerd, and Brokaw mills have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations when the respective component met the criteria for discontinued operations presentation. Balance sheet amounts at September 30, 2013, are unaudited.  The December 31, 2012, balance sheet amounts are derived from audited financial statements, and included liabilities of discontinued operations related to the Brokaw mill.  The assets and liabilities of the specialty paper business and Brainerd mill have not been reclassified in the December 31, 2012 balance sheet.  The statements of cash flows for the nine months ended September 30, 2013 and 2012, are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.

Note 2.

Within continuing operations, in the three and nine months ended September 30, 2013, we incurred pre-tax charges of $0.8 million and $2.1 million, respectively, related  to settlement charges associated with a cash balance pension plan.  Within continuing operations, in the three and nine months ended September 30, 2012, we incurred pre-tax charges of $4.4 million and $6.6 million, respectively, related to settlement charges associated with various defined benefit pension plans.  The pre-tax charges are included in selling and administrative expenses in the three and nine months ended September 30, 2013 and 2012.

Note 3.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012

Depreciation and amortization (unaudited)	$ 9,945	$ 7,410	$ 29,717	$ 21,896

Tons sold (unaudited)	47,126	44,773	133,508	132,256

Cases shipped (unaudited)	4,358	4,056	12,335	11,930

Note 4.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating  results but are not a substitution of GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended	Three Months Ended
	September 30, 2013	September 30, 2012
(in thousands)	Consolidated	Consolidated

Net loss	$(2,852)	$(5,309)
Loss from discontinued operations, net of taxes	818	3,708
Credit for income taxes	(132)	(832)
Interest expense and other, net	1,982	661
Operating loss	(184)	(1,772)
Depreciation, depletion, and amortization	9,945	7,410
EBITDA	$ 9,761	$ 5,638

Net sales	$91,663	$86,811
EBITDA margin	10.6%	6.5%

EBITDA	$ 9,761	$ 5,638
Capital related expenses (1)	–	1,947
Defined benefit retirement plan settlement charges	801	4,388
Adjusted EBITDA	$10,562	$11,973

Net sales	$91,663	$86,811
Adjusted EBITDA margin	11.5%	13.8%

Adjusted EBITDA	$10,562	$11,973
Depreciation, depletion, and amortization	9,945	7,410
Adjusted operating profit	$ 617	$ 4,563

	Nine Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2012
(in thousands)	Consolidated	Consolidated

Net (loss) earnings	$(87,283)	$ 3,134
Loss (earnings) from discontinued operations, net of taxes	66,922	(4,929)
Provision (credit) for income taxes	8,703	(659)
Interest expense and other, net	6,855	2,397
Operating loss	(4,803)	(57)
Depreciation, depletion, and amortization	29,717	21,896
EBITDA	$ 24,914	$ 21,839

Net sales	$257,480	$257,221
EBITDA margin	9.7%	8.5%

EBITDA	$ 24,914	$ 21,839
Capital related expenses (1)	–	5,369
(Credit) charge for contract at former manufacturing facility (2)	(1,713)	3,324
Defined benefit retirement plan settlement charges	2,121	6,628
Adjusted EBITDA	$ 25,322	$ 37,160

Net sales	$257,480	$257,221
Adjusted EBITDA margin	9.8%	14.4%

Adjusted EBITDA	$ 25,322	$ 37,160
Depreciation, depletion, and amortization	29,717	21,896
Adjusted operating (loss) profit	$ (4,395)	$ 15,264

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012

Net (loss) earnings	$(2,852)	$(5,309)	$(87,283)	$ 3,134
Loss (earnings) from discontinued operations, net of tax	818	3,708	66,922	(4,929)
Capital related expenses, net of tax (1)	–	1,227	–	3,382
(Credit) charge for contract at former manufacturing facility, net of tax (2)	–	–	(1,079)	2,094
Income tax valuation allowance	593	–	13,008	–
Settlement of income tax matters	–	(704)	–	(704)
Defined benefit retirement plan settlement charges, net of tax	505	2,764	1,336	4,176
Adjusted net (loss) earnings	$ (936)	$ 1,686	$ (7,096)	$ 7,153

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(all amounts in dollars per diluted share)	2013	2012	2013	2012

Net (loss) earnings per share	$(0.06)	$(0.11)	$(1.77)	$ 0.06
Loss (earnings) from discontinued operations, net of tax	0.02	0.08	1.35	(0.10)
Capital related expenses, net of tax (1)	–	0.02	–	0.07
(Credit) charge for contract at former manufacturing facility, net of tax (2)	–	–	(0.02)	0.04
Income tax valuation allowance	0.01	–	0.26	–
Settlement of income tax matters	–	(0.01)	–	(0.01)
Defined benefit retirement plan settlement charges, net of tax	0.01	0.06	0.03	0.08
Adjusted net (loss) earnings per share	$(0.02)	$ 0.03	$(0.14)	$ 0.15

(1)  Expenses associated with the Tissue expansion project at Harrodsburg, Kentucky.

(2)  Credit/charges associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.

*  Totals may not foot due to rounding differences.